Chevron Corporation
  Public Affairs
  PO Box 7753
  San Francisco, CA 94120-7753
  Phone 415 894 4246
                                                    FOR RELEASE AT 6:00 AM PDT
                                                    JULY 26,1994


  CHEVRON ANNOUNCES SECOND QUARTER EARNINGS OF $257 MILLION


       SAN FRANCISCO, July 26-- Chevron Corporation today reported second quarter net income of $257 million ($.39 per share). In last year's second quarter a $515 million special charge was recorded, mostly related to restructuring the company's U.S. refining and marketing operations, which reduced net income to $50 million ($.08 per share). Net income in the 1994 second quarter was reduced by $5 million of special charges.

       Excluding special items in both quarters, 1994 earnings were $262 million ($.40 per share) compared with 1993's strong second quarter operating results of $565 million ($.87 per share).

       Net income for the first six months of 1994 was $645 million ($.99 per share), up 17 percent from $551 million ($.85 per share) reported for the 1993 first half. The 1994 six months results were reduced by $41 million of special charges; the 1993 period included special charges totaling $517 million, related primarily to the restructuring of the U.S. refining and marketing operations.

       "We were extremely disappointed in our refining and marketing results for the quarter, especially in the U.S. where our downstream operations lost $42 million," said Chairman and CEO Ken Derr. "The major factor in our low earnings was the deterioration in the refining margins in our downstream business. We also experienced some operational problems at our core U.S. refineries. Our Pascagoula refinery was impacted by a fire which put its FCC unit out of operation for nearly two months and our two key West Coast refineries both experienced problems. Finally, our results were affected by charges for the estimated uninsured costs of the inadvertent contamination of aviation gasoline by small quantities of jet fuel distributed in Northern California in May.

       "Industry margins were severely squeezed by the rapid rise in crude oil prices that occurred during the quarter," said Derr. "In the U.S., for example, our average crude oil prices rose about $3.00 per barrel from the first quarter, yet our average refined product prices increased only slightly more than $1.00 per barrel because of market lags in recovering the higher costs, particularly in the East.

       "We began to see some signs of improvement in June," continued Derr. "In recent weeks, product prices have strengthened and appear to be better reflecting their raw material costs. If this trend continues, the improvement in our downstream operations, coupled with higher crude prices in our upstream operations, should result in stronger earnings during the second half of this year."

       Derr noted that aside from downstream activities, most of the company's operations improved compared with the first quarter of this year. However, worldwide upstream earnings were not as strong as last year due to lower oil and gas prices. Even with the rapid run-up in crude oil prices that occurred during the quarter, the company's average oil prices in the United States were still $1.63 per barrel lower than in the year-ago quarter. International liquids production was up 67,000 barrels per day, or 12 percent, which drove worldwide oil and gas production volumes to over 1.4 million equivalent barrels per day.

       Derr continued, "A bright spot in our results was the significant improvement in chemicals, where quarterly earnings, excluding special items, were the highest in more than three years. We believe our chemicals business is well positioned to benefit from improving industry conditions."

       Operating expenses for the second quarter were $6.96 per barrel, up 29 cents from the second quarter of 1993. Year-to-date expense was $6.71 versus $6.60 in the 1993 year-to-date period. Derr said, "Refinery problems had a major impact on first half 1994 operating expenses. However, despite the increased costs associated with these problems, we expect annual operating cost savings versus 1991 to be over $1 billion. Cost awareness has become a way of life at Chevron, and we are determined to further reduce our cost structure by continuing the programs we've put in place."

       Total revenues were $8.8 billion in the 1994 second quarter, down from $9.9 billion in last year's second quarter. Total revenues for the first six months were $17.1 billion, compared with $18.9 billion in 1993's first half. Revenues declined on lower prices for crude oil and refined products.

       Foreign exchange losses totaling $21 million were included in both the second quarter and first half net income. In contrast, the comparable prior-year quarter and six months included foreign exchange gains of $37 million and $33 million, respectively.

                           EXPLORATION AND PRODUCTION
                           --------------------------

       U.S. EXPLORATION AND PRODUCTION net earnings declined to $152 million in the second quarter from the $207 million earned in the 1993 second quarter. Although average crude oil realizations increased sharply from the first quarter of 1994, they were still below last year's second quarter. Average crude oil realizations were $14.34 per barrel, compared with $15.97 per barrel in the 1993 second quarter. Lower natural gas prices also contributed to the lower earnings. The company's average natural gas sales price declined to $1.79 per thousand cubic feet from $2.06 in last year's second quarter, when prices were unseasonably strong.

       Net liquids production for the quarter declined 7 percent to 371,000 barrels per day, largely due to normal field declines, but net natural gas production volumes were up 6 percent to 2.1 billion cubic feet per day, as new production in the Gulf of Mexico more than offset normal field declines.

       INTERNATIONAL EXPLORATION AND PRODUCTION net earnings for the quarter were $134 million compared with $142 million in the prior-year second quarter, which included $26 million of special charges for prior-year tax adjustments and asset write-offs.

       The benefit of higher production volumes did not fully offset lower crude oil prices. Net liquids production increased 12 percent to 613,000 barrels per day. New field production in the North Sea and Nigeria and increased production in Indonesia and Kazakhstan contributed to the higher 1994 volumes. Also, natural gas production was up 5 percent to 519 million cubic feet per day.

       Foreign exchange losses were $5 million, compared with gains of $21 million in the prior year second quarter.

                             REFINING AND MARKETING
                             ----------------------

       U.S. REFINING AND MARKETING operations lost $42 million in the 1994 second quarter, compared with earnings of $97 million in the 1993 second quarter before special charges of $604 million, mostly related to a restructuring provision. Results for the current year quarter included a special charge of $5 million for environmental remediation programs.

       Excluding special items, the 1994 results reflected poor sales margins as the surge in crude oil costs during the quarter could not be recovered through higher refined products prices. In addition, an unusual amount of refinery downtime resulted in higher operating expenses and required more costly third-party product purchases to supply the company's marketing system. Operating expenses also included charges for estimated uninsured costs related to the inadvertent contamination of aviation gasoline by small quantities of jet fuel distributed in Northern California in May. Total refined product sales volumes declined 2 percent from last year's second quarter.

       INTERNATIONAL REFINING AND MARKETING net earnings declined to $27 million from $107 million earned in the 1993 second quarter. Earnings in the 1993 quarter included a $13 million asset sale gain.

       Similar to the U.S. industry conditions, refined products prices did not keep pace with the increase in crude oil costs. Also, results included foreign exchange losses of $9 million, whereas the prior-year quarter included $14 million of foreign exchange gains. Total sales volumes declined 4 percent as lower export sales in the company's trading operations more than offset an increase in marketing sales volumes.

                                    CHEMICALS
                                    ---------

       CHEMICALS earned $49 million in the 1994 second quarter compared with $141 million in the prior-year quarter, which included a $135 million gain from the sale of the Ortho lawn and garden products business. Excluding the prior-year asset sale gain, earnings improved significantly in the 1994 second quarter, particularly in the company's olefins business. As the U.S. economy improves, increased demand has resulted in stronger prices and higher sales volumes for the company's major product lines.

                               CORPORATE AND OTHER
                               -------------------

       CORPORATE AND OTHER charges were $75 million in the 1994 quarter compared with charges of $48 million in the comparable period last year, which included a $33 million litigation provision.

       In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, corporate and other charges in the 1994 second quarter include approximately $58 million that, under the previous method, would have been allocated to the various business segments. This change had no net income effect nor did it affect any segment operational trends.

                      CAPITAL AND EXPLORATORY EXPENDITURES
                      ------------------------------------

       CAPITAL AND EXPLORATORY EXPENDITURES, including the company's share of affiliate expenditures, were $1.073 billion in the quarter, up slightly from $1.014 billion spent in the 1993 second quarter. Total expenditures for the first six months of 1994 were $2.132 billion, up 19 percent from the $1.792 billion spent in last year's first half.

                                      # # #
  7/26/94

                                                                        - 1 -
                      CHEVRON CORPORATION - FINANCIAL REVIEW
                                (MILLIONS OF DOLLARS)

  CONSOLIDATED STATEMENT OF INCOME
  --------------------------------
           (unaudited)
                                        Second Quarter        Six Months
                                      ------------------  ------------------
  REVENUES:                               1994      1993      1994      1993
                                      --------  --------  --------  --------
   Sales and Other
    Operating Revenues (1)            $  8,702  $  9,413  $ 16,807  $ 18,316
   Equity in Net Income of Affiliated
    Companies and Other Income             122       441       281       620
                                      --------  --------  --------  --------
                                         8,824     9,854    17,088    18,936
                                      --------  --------  --------  --------
  COSTS AND OTHER DEDUCTIONS:
   Purchased Crude Oil and Products      4,200     4,883     7,884     9,488
   Operating Expenses                    1,603     2,401     3,100     3,741
   Exploration Expenses                     73        69       178       143
   Selling and Administrative Expenses     325       395       633       761
   Depreciation, Depletion
     and Amortization                      615       596     1,207     1,185
   Taxes Other Than on income (1)        1,403     1,227     2,748     2,364
   Interest and Debt Expense                83        81       156       168
                                      --------  --------  --------  --------
                                         8,302     9,652    15,906    17,850
                                      --------  --------  --------  --------
  Income Before Income Tax Expense         522       202     1,182     1,086
   Income Tax Expense                      265       152       537       535
                                      --------  --------  --------  --------
  NET INCOME                          $    257  $     50  $    645  $    551
                                      ========  ========  ========  ========

  PER SHARE AMOUNTS
  NET INCOME                          $  .39    $  .08    $   .99   $   .85
  DIVIDENDS                           $  .4625  $  .4375  $   .925  $   .875

  Average Common Shares
   Outstanding (000's) (2)             651,675   650,810   651,650   650,640


  EARNINGS BY MAJOR OPERATING AREA (3)
  --------------------------------
           (unaudited)                  Second Quarter        Six Months
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  Exploration and Production
   United States                      $    152  $    207  $    276  $    402
   International                           134       142       245       307
                                      --------  --------  --------  --------
    Total Exploration and Production       286       349       521       709
                                      --------  --------  --------  --------
  Refining, Marketing and Transportation
   United States                           (42)     (507)       56      (407)
   International                            27       107        90       129
                                      --------  --------  --------  --------
    Total Refining, Marketing
      and Transportation                   (15)     (400)      146      (278)
                                      --------  --------  --------  --------
    Total Petroleum Operations             271       (51)      667       431
  Chemicals                                 49       141        75       159
  Coal and Other Minerals                   12         8        27        28
  Corporate and Other (4)                  (75)      (48)     (124)      (67)
                                      --------  --------  --------  --------
  NET INCOME                          $    257  $     50  $    645  $    551
                                      ========  ========  ========  ========

  (1) Includes consumer excise taxes. $  1,206  $  1,013  $  2,358  $  1,940

  (2) On May 11,1994, the company effected a two-for-one stock split. All per share amounts have been restated to reflect the stock split for all periods presented.

  (3) In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, about $58 million in the second quarter and $78 million in the first half of 1994 are classified as Corporate and Other that would previously have been distributed to the various business segments.

  (4) "Corporate and other, includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

                      CHEVRON CORPORATION - FINANCIAL REVIEW
                              (MILLIONS OF DOLLARS)

  SPECIAL ITEMS BY MAJOR OPERATING AREA
  -------------------------------------
               (unaudited)
                                        Second Quarter        Six Months
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  U. S. Exploration and Production    $      -  $      -  $    (15) $    (12)
  International Exploration
   and Production                            -       (26)        -        (7)
  U. S. Refining, Marketing
   and Transportation                       (5)     (604)      (26)     (618)
  International Refining, Marketing
   and Transportation                        -        13         -        13
  Chemicals                                  -       135         -       135
  Coal and Other Minerals                    -         -         -         5
  Corporate and Other (1)                    -       (33)        -       (33)
                                      --------  --------  --------  --------
   TOTAL SPECIAL ITEMS                $     (5) $   (515) $    (41) $   (517)
                                      ========  ========  ========  ========

  SUMMARY OF SPECIAL ITEMS
  ------------------------
       (unaudited)
                                          Second Quarter        Six Months
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  Asset Dispositions                  $      -  $    148  $      -  $    153
  Asset Write-offs and Revaluations          -       (12)        -       (24)
  Environmental Remediation Provisions      (5)      (39)      (26)      (53)
  Prior-Year Tax Adjustments                 -       (20)        -        (1)
  Restructurings & Reorganizations           -      (552)        -      (552)
  Other, Net                                 -       (40)      (15)      (40)
                                      --------  --------  --------  --------
   TOTAL SPECIAL ITEMS                $     (5) $   (515) $    (41) $   (517)
                                      ========  ========  ========  ========

  FOREIGN EXCHANGE (LOSSES) GAINS     $    (21) $     37  $    (21) $     33


  EARNINGS BY MAJOR OPERATING AREA
     EXCLUDING SPECIAL ITEMS
  --------------------------------
       (unaudited)
                                          Second Quarter        Six Months
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  Exploration and Production
   United States                      $    152  $    207  $    291  $    414
   International                           134       168       245       314
                                      --------  --------  --------  --------
    Total Exploration and Production       286       375       536       728
                                      --------  --------  --------  --------
  Refining, Marketing and Transportation
   United States                           (37)       97        82       211
   International                            27        94        90       116
                                      --------  --------  --------  --------
    Total Refining, Marketing
      and Transportation                   (10)      191       172       327
                                      --------  --------  --------  --------
    Total Petroleum Operations             276       566       708     1,055
  Chemicals                                 49         6        75        24
  Coal and Other Minerals                   12         8        27        23
  Corporate and Other (1) (2)              (75)      (15)     (124)      (34)
                                      --------  --------  --------  --------
    EARNINGS EXCLUDING SPECIAL ITEMS       262       565       686     1,068

  Special Items                             (5)     (515)      (41)     (517)
                                      --------  --------  --------  --------
       NET INCOME                     $    257  $     50  $    645  $    551
                                      ========  ========  ========  ========

  (1) "Corporate and Other includes interest expenses, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

  (2) In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, about $58 million in the second quarter and $78 million in the first half of 1994 are classified as Corporate and Other that would previously have been distributed to the various business segments.

                                                                        - 3 -
                        CHEVRON CORPORATION - FINANCIAL REVIEW
                                 (MILLIONS OF DOLLARS)

  CONSOLIDATED BALANCE SHEET
  --------------------------
       (Unaudited)                                        June 30,  Dec. 31,
                                                              1994      1993
                                                          --------  --------
  ASSETS:
    Cash and Cash Equivalents                             $  1,203  $  1,644
    Other Current Assets                                     7,794     7,038
                                                          --------  --------
      Total Current Assets                                   8,997     8,682
    Investments and Advances                                 3,942     3,623
    Properties, Plant and Equipment-Net                     21,831    21,865
    Other                                                      606       566
                                                          --------  --------
      TOTAL ASSETS                                        $ 35,376  $ 34,736
                                                          ========  ========
  LIABILITIES:
    Short-Term Debt                                       $  4,296  $  3,456
    Other Current Liabilities                                7,018     7,150
                                                          --------  --------
       Total Current Liabilities                            11,314    10,606
    Long-Term Debt and Capital Lease Obligations             3,877     4,082
    Deferred Income Taxes                                    2,985     2,916
    Reserves For Employee Benefit Plans                      1,548     1,458
    Deferred Credits and Other Noncurrent Obligations        1,464     1,677
                                                          --------  --------
      TOTAL LIABILITIES                                     21,188    20,739
  STOCKHOLDERS' EQUITY                                      14,188    13,997
                                                          --------  --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 35,376  $ 34,736
                                                          ========  ========

  CONSOLIDATED STATEMENT OF CASH FLOWS                        SIX MONTHS
  ------------------------------------                    ------------------
            (unaudited)                                       1994      1993
                                                          --------  --------
  OPERATING ACTIVITIES
   Net Income                                             $    645  $    551
   Adjustments
    Depreciation, depletion and amortization                 1,207     1,185
    Dry hole expense related to prior years' expenditures       26        10
    Distributions less than equity in affiliates' income       (22)     (114)
    Net before-tax (gains) losses on asset
      retirements and sales                                    (26)      267
    Net currency transaction losses (gains)                      9       (19)
    Net increase in operating working capital                 (829)     (255)
    Deferred income tax provision                               76      (237)
    Other                                                      (73)        3
                                                          --------  --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES               1,013     1,391
                                                          --------  --------
  INVESTING ACTIVITIES
   Capital expenditures                                     (1,407)   (1,410)
   Proceeds from asset sales                                   140       642
   Net (purchases) sales of marketable securities               (2)        3
                                                          --------  --------
     NET CASH USED FOR INVESTING ACTIVITIES                 (1,269)     (765)
                                                          --------  --------
  FINANCING ACTIVITIES
   Net borrowings of short-term obligations                    880       422
   Proceeds from issuance of long-term debt                      4       201
   Repayments of long-term debt and
    other financing obligations                               (462)     (663)
   Cash dividends paid                                        (602)     (569)
   Purchases of treasury shares                                 (3)       (2)
                                                          --------  --------
     NET CASH USED FOR FINANCING ACTIVITIES                   (183)     (611)
                                                          --------  --------
  EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS          (2)       10
  NET CHANGE IN CASH AND CASH EQUIVALENTS                     (441)       25
  CASH AND CASH EQUIVALENTS AT JANUARY 1, 1994 AND 1993      1,644     1,292
                                                          --------  --------
  CASH AND CASH EQUIVALENTS AT JUNE 30, 1994 AND 1993     $  1,203  $  1,317
                                                          ========  ========

                                                                        - 4 -
                      CHEVRON CORPORATION - FINANCIAL REVIEW

  CAPITAL AND EXPLORATORY EXPENDITURES (1)
  ----------------------------------------
           (millions of dollars)
                                        Second Quarter        Six Months
                                      ------------------  ------------------
                                          1994      1993      1994      1993
                                      --------  --------  --------  --------
  UNITED STATES
   Exploration and Production         $    174  $    184  $    340  $    306
   Refining, Marketing
     and Transportation                    213       192       398       319
   Chemicals                                18        42        34        94
   Other                                    33        23        65        37
                                      --------  --------  --------  --------
    TOTAL UNITED STATES                    438       441       837       756
                                      --------  --------  --------  --------
  INTERNATIONAL
   Exploration and Production              424       439       906       735
   Refining, Marketing
     and Transportation                    203       119       371       275
   Chemicals                                 3        13        10        21
   Other                                     5         2         8         5
                                      --------  --------  --------  --------
    TOTAL INTERNATIONAL                    635       573     1,295     1,036
                                      --------  --------  --------  --------
    Worldwide                         $  1,073  $  1,014  $  2,132  $  1,792
                                      ========  ========  ========  ========

  OPERATING STATISTICS (1)
  --------------------
  NET LIQUIDS PRODUCTION (MB/D):
    United States                          371       398       372       398
    International                          613       546       608       540
                                      --------  --------  --------  --------
      Worldwide                            984       944       980       938
                                      ========  ========  ========  ========

  NET NATURAL GAS PRODUCTION (MMCF/D):
    United States                        2,146     2,027     2,168     2,060
    International                          519       492       525       485
                                      --------  --------  --------  --------
      Worldwide                          2,665     2,519     2,693     2,545
                                      ========  ========  ========  ========

  SALES OF NATURAL GAS (MMCF/D):
    United States                        2,622     2,279     2,673     2,245
    International                          490       464       478       464
                                      --------  --------  --------  --------
      Worldwide                          3,112     2,743     3,151     2,709
                                      ========  ========  ========  ========

  SALES OF NATURAL GAS LIQUIDS (MB/D):
    United States                          185       201       198       205
    International                           26        31        33        32
                                      --------  --------  --------  --------
      Worldwide                            211       232       231       237
                                      ========  ========  ========  ========

  SALES OF REFINED PRODUCTS (MB/D):
    United States                        1,344     1,376     1,326     1,394
    International                          891       931       918       900
                                      --------  --------  --------  --------
      Worldwide                          2,235     2,307     2,244     2,294
                                      ========  ========  ========  ========

  REFINERY INPUT (MB/D):
    United States                        1,237     1,285     1,195     1,269
    International                          625       540       632       559
                                      --------  --------  --------  --------
      Worldwide                          1,862     1,825     1,827     1,828
                                      ========  ========  ========  ========

  CHEMICALS SALES & OTHER OPERATING
   REVENUES (millions of dollars) (2)
    United States                     $    742  $    706  $  1,395  $  1,433
    International                          156       147       304       282
                                      --------  --------  --------  --------
     Worldwide                        $    898  $    853  $  1,699  $  1,715
                                      ========  ========  ========  ========
  (1)  Includes interest in affiliates.

  (2)  Includes sales to other Chevron companies.